EXHIBIT 77.I
Effective July 1, 2005, pursuant to the Agreement and Plan of Reorganization and Redomiciliation described in Exhibit 77.M, Forward Uniplan Real Estate Investment Fund, Forward Hoover Mini-Cap Fund, Forward International Small Companies Fund, Forward Global Emerging Markets Fund, Forward Legato Fund, Forward Hoover Small Cap Equity Fund, Forward Hansberger International Growth Fund (now know as Forward International Equity Fund), Sierra Club Stock Fund and Sierra Club Equity Income Fund (each a "Fund, collectively, the "Funds"), each a then-existing series of Forward Funds, Inc. was reorganized into a corresponding newly formed series of the Forward Funds (the "Trust"). Each Fund, other than the Forward Legato Fund, offers a class of shares called the Investor Class shares. The Forward Hoover Small Cap Fund, Forward Hoover Mini-Cap Fund, Forward Global Emerging Markets Fund, Forward International Small Companies Fund and the Forward Legato Fund each also offer a class of shares called the Institutional Class shares to institutional investors and investors meeting certain purchase qualifications. A description of the significant attributes of the Institutional Class shares and Investor Class shares is incorporated by reference to the Trust's Registration Statement as filed with the SEC on July 12, 2005.